Exhibit 3.4

Second Amended and Restated TriMas Bylaws

ARTICLE 1
OFFICES

SECTION 1. Registered Office. The registered office of “TRIMAS CORPORATION”, a Delaware Corporation (the “Corporation”), shall be in the City of Wilmington, County of New Castle, State of Delaware.

SECTION 2. Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

SECTION 1. Place and Date of Annual Meeting; Notice. The annual meeting of the stockholders of the Corporation shall be at such place, within or without the State of Delaware at such time and on such day as may be determined by the Board of Directors and as such shall be designated in the notice of said meeting, for the purpose of electing directors and for the transaction of such other business as may properly be brought before the meeting. If for any reason the annual meeting shall not be held during the period designated herein, the Board of Directors shall cause the annual meeting to be held as soon thereafter as may be convenient.

SECTION 2. Special Meetings; Notice. Special meetings of the stockholders for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation as amended from time to time, may be held at any place, within or without the State of Delaware, and may be called only by the Board of Directors. Such request shall state the purpose or purposes of the meeting. Written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given not less than ten nor more than thirty days before the date of the meeting, to each stockholder entitled to vote at such meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

SECTION 3. Quorum. The holders of a majority of the shares of common stock issued and outstanding and entitled to vote, represented in person or by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Certificate of Incorporation as amended from time to time. If a quorum is present or represented, the affirmative vote of a majority of the shares of common stock present or represented at the meeting shall be the act of the stockholders unless the vote of a greater number of shares of common stock is required by law or by the Certificate of Incorporation as amended from time to time. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders present in person or represented by proxy shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting, at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

SECTION 4. Voting. Unless otherwise provided in the Certificate of Incorporation as amended from time to time, each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the common stock having voting power held by such stockholder, but no proxy shall be voted on after three years from its date, unless the proxy provides for a longer period.

ARTICLE III
DIRECTORS

SECTION 1. First Meeting. The first meeting following any annual meeting of stockholders may be held at such time and place as shall be announced at the annual meeting of stockholders and no other notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present, or in the event such meeting is not held at the time and place so fixed by the stockholders, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors, or as shall be specified in a written waiver signed by all of the directors.

SECTION 2. Regular Meetings. Regular meetings of the Board of Directors may be held upon such notice, or without notice, and at such time and at such place as shall from time to time be determined by the Board.

SECTION 3. Special Meetings. Special meetings of the Board of Directors may be called by the president either personally or by mail or by telegram. Special meetings shall be called by the president or secretary in like manner on the written request of two directors.

SECTION 4. Waiver. Attendance of a director at any meeting shall constitute a waiver of notice of such meeting, except where a director attends for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

SECTION 5. Quorum. A majority of the total number of directors shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, the Certificate of Incorporation as amended from time, these by-laws or any contract or agreement to which the Corporation is a party. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

SECTION 6. Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation as amended from time to time or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if prior to such action a written consent thereto is signed by all members of the Board or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board or committee.

SECTION 7. Telephonic Communications. Unless otherwise restricted by the Certificate of Incorporation as amended from time to time or these bylaws, members of the Board of Directors or of any committee thereof may participate in a meeting of the Board or any committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and may take any action required or permitted to be taken at any such meeting in this manner. Such participation shall constitute presence in person at the meeting.

SECTION 8. Committees. The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of two or more of the directors of the Corporation, which, to the extent provided in the resolution and as provided by the laws of the State of Delaware, shall have and may exercise the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each committee shall have such names, powers and duties as may be determined from time to time by resolution adopted by the Board of Directors and shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

SECTION 9. Shareholders Agreement. This Article III is subject to the provisions of that certain Shareholders Agreement dated as of June 6, 2002 as amended from time to time, by and among TriMas Corporation and the shareholders party thereto to the extent such Shareholders Agreement is operative.

ARTICLE IV
OFFICERS

SECTION 1. Election and Office. The officers of the Corporation shall be chosen by the Board of Directors and shall consist of a president, vice presidents, a treasurer, and a secretary. The Board of Directors may also appoint such additional officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined by the Board. Any number of offices may be held by the same person.

SECTION 2. Term, Powers and Duties. The term of office, powers and duties of each officer shall be as specified by the Board of Directors.

SECTION 3. Removal and Vacancies. The officers of the Corporation shall hold office until their successors are chosen and qualify. Any officer elected or appointed by the Board of Directors may be removed at any time, with or without cause, by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors.

ARTICLE V
CAPITAL STOCK

SECTION 1. The stock of the Corporation shall be uncertificated shares. Stock ownership in the Corporation shall be evidenced electronically in book entry form through the direct registration of securities in each stockholder’s name on the books for the transfer agent.

SECTION 2. Transfer of Shares. Upon instruction from a stockholder to the transfer agent to transfer shares, it shall be the duty of the Corporation to record the transaction upon its books.

SECTION 3. Fixing Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of the stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of any stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

SECTION 4. Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

SECTION 5. Signing Authority. Except as provided below, all contracts, agreements, assignments, transfers, deeds, stock powers or other instruments of the Corporation may be executed and delivered by the president or any vice-president or by such other officer or officers, agent or agents, or other person or persons, of the Corporation as shall be thereunto authorized from time to time either by the Board of Directors or by power of attorney executed by any person pursuant to authority granted by the Board of Directors, and the secretary or any assistant secretary, may affix the seal of the Corporation thereto and attest same. Certificates issued upon request to holders of uncertificated stock shall be signed by (i) the president or any vice-president and (ii) the secretary, or an assistant secretary.

ARTICLE VI
GENERAL PROVISIONS

SECTION 1. Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation as amended from time to time, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation as amended from time to time.

SECTION 2. Reserves. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves for such purpose as the directors shall think conducive to the interests of the Corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

SECTION 3. Notices. Whenever, under the provisions of statute, the Certificate of Incorporation as amended from time to time or these bylaws, notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice, but such notice shall be given in writing, by mail, addressed to such director or stockholder, at his address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to directors may also be given by facsimile or electronic transmission.

Whenever any notice is required to be given under the provisions of statute, the Certificate of Incorporation as amended from time to time or of these bylaws, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

SECTION 4. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

SECTION 5. Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

SECTION 6. Seal. The corporate seal shall have inscribed thereon the name f the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

SECTION 7. Amendments. These bylaws may be altered, amended or repealed or new bylaws may be adopted (a) at any regular or special meeting of stockholders at which a quorum is present or represented, by the affirmative vote of a majority of the shares entitled to vote provided notice of the proposed alteration, amendment or repeal be contained in the notice of such meeting; or (b) by the affirmative vote of a majority of the Board of Directors at any regular or special meeting of the Board. The stockholders shall have authority to alter, amend or repeal any bylaws adopted by the directors.